Exhibit 99.1

FOR IMMEDIATE RELEASE

               Speaking Roses Appoints New Chief Operating Officer

SALT LAKE CITY, Utah - November 30, 2004 - Speaking Roses International, Inc. (OTC:SRII), a company with proprietary technology for embossing images and messages on flowers, today announced that it has appointed Van Norman as its Chief Operating Officer. Mr. Norman joined Speaking Roses in September, 2004. Before joining the company, he was cofounder and president of AutoSimulations, Inc. (ASI) of Bountiful, Utah. ASI developed and sold industrial control software and services to Fortune 500 manufacturers world-wide. Mr. Norman has extensive experience in managing software development, manufacturing operations and international industrial sales. Mr. Norman has a degree in Mathematics from the University of Utah.

Separately, Speaking Roses also announced that it has hired Ted Phillips as Director of Marketing. Mr. Phillips, who has been president and CEO of several successful Salt Lake City-based advertising agencies, has joined the Speaking Roses team as Director of Marketing and a member of the company's executive committee. One of the creative forces in the advertising and public relations community in Salt Lake City for years, Phillips will devote his efforts not only to building the Speaking Roses brand, but also to spearheading e-commerce efforts for the company.

"Speaking Roses is thrilled to have these additions to our management team," said Blaine Harris, chief executive officer of Speaking Roses. "Van's experience in operations leadership, combined with Ted's marketing savvy, will help drive the Speaking Roses business forward in meaningful ways. Ultimately, we envision the Speaking Roses brand as becoming globally synonymous with celebrating and commemorating life's special events."

Since its inception in 2002, Speaking Roses has been tapped for several high profile events and partnerships, including

         o    Radio Music Awards on NBC-TV and American Music Awards on ABC-TV
         o    Trista and Ryan's Wedding on ABC-TV
         o    The 130th Kentucky Derby
         o    Elvis Presley Enterprises to license "Elvis" roses
         o    The Indy 500
         o    International Radio and Television Society Foundation Awards

About Speaking Roses International, Inc.

Speaking Roses International, Inc. (OTC: SRII) is the first company to emboss messages and images directly onto the petals of live and silk roses. Through its unique, patent-protected embossing technology, Speaking Roses can print text and images in any color while preserving the integrity of the rose petal. The products are used for gifts, corporate promotions, employee incentives, weddings and special events. Based in Salt Lake City, Utah, Speaking Roses has production facilities in Salt Lake, Chicago and Miami and is available in Australia, Canada, Hong Kong, China, Malaysia and Singapore. The company is the first to declare a strategy to unite the greeting card and floral industries through a single, elegant floral product.

www.speakingroses.com.

Contact:
Joey Marquart
Coltrin & Associates for Speaking Roses
(212) 221-1616
joey_marquart@coltrin.com